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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report, dated June 12, 2000, with respect to the financial statements of The Rockland Trust Company Employee Savings and Profit Sharing Plan and Trust included in this Form 11-K for the year ended December 31, 1999, into Independent Bank Corp.'s previously filed Registration Statements on Form S-8 File Numbers 33-13158, 33-50770, 33-65114, 33-75530, 33-60293, 33-04259,
333-27169 and 333-31107. It should be noted that we have not audited any financial statements of The Rockland Trust Company Employee Savings and Profit Sharing Plan and Trust subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.







Boston, Massachusetts
June 26, 2000